Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of our report dated February 24, 2012 (August 14, 2012 as to the effects of discontinued operations and presenting comprehensive income as described in Note 1 to the consolidated financial statements and as to the effects of a subsequent event as described in Note 11 to the consolidated financial statements), relating to the consolidated financial statements and financial statement schedule of Penske Automotive Group, Inc. and subsidiaries (the Company) and the effectiveness of the Company’s internal control over financial reporting appearing in the Current Report on Form 8-K of Penske Automotive Group, Inc. dated August 14, 2012.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
November 2, 2012